Exhibit 10.10

December 20, 2007

Dear Bob:

On behalf of the Board of Directors of Mobile Iron, Inc., (the “Company”), I am pleased to extend an offer of employment to you as President and Chief Executive Officer of the Company. You shall also be elected a member of the Board of Directors of the Company, subject to election to the Board from time to time in accordance with the Company’s charter and other governing documents. Your duties and responsibilities will be prescribed to you by the Board of Directors from time to time. We would expect these duties and responsibilities may include: to manage and provide leadership to all functional areas of the Company, including but not limited to responsibilities such as developing and managing a strategic business plan; developing and providing direction to the executive management team along with establishing inter-functional processes; establishing a Company “culture”; resource and capital planning, budgeting and approval; developing strategic distribution and technology relationships; establishing key customer relationships; and securing capital financing.

1)	Compensation.

a)	Base Wage. In this position you will earn a starting salary of $12,500 per month, which is equivalent to $150,000 on an annualized basis, subject to applicable tax withholding. Your salary will be payable in two equal payments per month pursuant to the Company’s regular payroll policy. Your base salary and position will be reviewed by the Board of Directors of the Company annually as part of the Company’s normal review process for officers. Immediately following the closing of the Series A Financing (defined below), the salary above shall be increased to $16,666.67 per month, which is equivalent to $200,000 on an annualized basis, subject to applicable tax withholding.

b)	Incentive Bonus. In addition, you may be eligible for an incentive bonus for each fiscal year. The bonus will be awarded based on criteria established by the Company’s Board of Directors with your input. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding. Further, on an annual basis, your base salary and bonus will be subject to review by the Company’s Board of Directors.

c)	Employee Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, subject to any eligibility requirements imposed by such plans.

2)	Stock Option/Restricted Stock.

a)	You will be granted the right to purchase a number of shares of Common Stock of the Company in an amount equal to 6.0% of the fully diluted capitalization of the Company, calculated immediately following the closing of the Company’s next Preferred Stock financing transaction (the “Series A Financing”). The fully diluted capitalization of the Company will be determined on an as-converted basis, including unexercised options and unallocated shares reserved for issuance under the employee stock pool. This stock purchase right will be offered pursuant to the terms of a stock option or restricted stock purchase agreement to be entered into between the Company and you. In order to facilitate this transaction, you will initially be given the right to purchase 1,000,000 shares of the Company’s Common Stock at a purchase price of $0.01 per share. The shares will vest based upon your continued employment with the Company as follows: 1/48th of the shares will vest one month after your Start Date, and 1/48th of the shares will vest at the end of each one-month period thereafter, subject to your continued employment with the Company. In addition, the Company will have a right of first refusal with respect to your resale of any shares. The right of first refusal will terminate upon the closing of an initial public offering of the Company’s Common Stock in which all outstanding shares of Preferred Stock are converted to Common Stock an (“IPO”)

b)	In addition, upon the completion of the Company’s Series A Financing, the Company will sell to you at the then fair market value or will repurchase from you at their original purchase price, as applicable, that number of shares of Common Stock which is necessary to make the number of shares of Common Stock held by you equal to 6% of the then-outstanding capital stock of the Company on a post-financing, as-converted basis.

c)	Also, upon achievement of the Milestone (as defined below), you will be granted, in addition to the equity grant described above, the right (“Milestone Right”) to purchase a number of shares of Common Stock of the Company in an amount equal to 2.0% of the fully diluted capitalization of the Company, calculated immediately following the closing of the Series A Financing. For purposes of this Agreement, “Milestone” shall mean that time when the Company has first achieved $1,000,000 in net revenue over three consecutive calendar months, prior to a Change of Control (as defined below) or an IPO, determined in accordance with generally accepted accounting principles consistently applied. Any such sale of additional shares of Common Stock as described in this paragraph (c) or in paragraph (b) above will be on substantially the same terms (including vesting and acceleration) as the initial sale of shares as described in paragraph (a) above and will be at a price equal to the fair market value of the Common Stock at that time, as determined by the Company’s Board of Directors. All shares acquired by you as described in this paragraph 2 are referred to herein collectively as the “Shares”. Each right to purchase shares as described above will be subject to your execution of a stock option or purchase agreement in form mutually acceptable to you and the Company.

d)

Change of Control Above $150,000,000. Upon a Change of Control (as defined below) pursuant to which the aggregate gross proceeds received by the stockholders of the Company in connection with such Change of Control are equal to or in excess of

$150,000,000 (as determined by the Board of Directors of the Company), the Milestone Right shall be granted, and all Shares subject to the Milestone Right shall automatically become fully vested and exercisable upon the Change of Control.

3)	Pre-employment Conditions.

a)	Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

b)	Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

c)	Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information. You have a right to review copies of any public records obtained by the Company in conducting this verification process unless you check the box below.

4)	No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

5)

General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed to Human Resources.

6)	Severance/Vesting Acceleration. In no way limiting the Company’s policy of employment at-will (as described below), if your employment is terminated by the Company without Cause (as defined below), and other than as a result of your death or disability, the Company will offer certain severance benefits to you. As a condition to your receipt of such benefits, you are required to comply with your continuing obligations (including the return of any Company property), resign from all positions you hold with the Company, and execute the Company’s standard form of release agreement releasing any claims you may have against the Company.

i)	If a Constructive Termination (as defined below) of your employment occurs, or your employment is terminated by the Company other than for Cause (as defined below), as a severance benefit, you will be entitled to continuation of your base salary for a period of six (6) month(s), less all applicable deductions and withholdings.

ii)	Notwithstanding the provisions of the immediately preceding paragraph and paragraph 2 above, in the event of a Change of Control and if, within twelve (12) months following such a Change of Control (a) there is a Constructive Termination (as defined below) or (b) your employment is terminated other than for Cause (as defined below), you will also be entitled the vesting of one hundred percent (100%) of your then unvested Shares to be accelerated as of the date of termination or Constructive Termination.

iii)	As further consideration, in the event of any termination, other than for Cause, or Constructive Termination as described above, if you elect continued group medical insurance coverage pursuant to COBRA or Cal-COBRA (as applicable), the Company will reimburse you for the applicable premiums for you and your eligible dependents for the first six month(s) of such coverage.

7)	At-Will Employment. Subject to the provisions of Section 6 above, Employment with the Company is for no specific period of time. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time, this policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by you and another officer of the Company specifically authorized by the Board of Directors to make such change.

8)	Definitions.

a)	Cause. For the purposes of this letter, “Cause” shall mean:

any of the following: (A) gross dereliction of your duties which continues after written notice from the Company’s Board of Directors, specifying in reasonable detail the tasks which must be accomplished and a timeline for their accomplishment to avoid termination for Cause and failure to cure such gross dereliction, (B) willful and gross misconduct which results in material injury to the Company, (C) willful and material violation of laws applicable to the Company which result in material injury to the Company, (D) embezzlement or theft of Company property, (E) material violation of the Confidentiality Agreement which result in material injury to the Company, (F) conviction of any felony, or (G) shutdown of the Company.

b)	Constructive Termination

For the purposes of this letter, “Constructive Termination” means your resignation of your employment with the Company within sixty (60) days following the occurrence of any of the following: (A) a reduction in your annual base compensation (except for a reduction in a similar percent applicable to all other members of the Company’s senior management team), (B) without your express written consent, the reduction of your duties or responsibilities relative to your duties or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties to another senior executive role within the Company (prior to a Change of Control) with material responsibility and a member of executive staff or a reduction in duties or responsibilities solely by virtue of a Change of Control (as, for example, when the Chief Executive Officer of the Company remains as such for the operations of the Company following a Change of Control Event and is not made the Chief Executive Officer of the acquiring corporation) shall not constitute a “Constructive Termination” or (C) the requirement, without your express written consent, that you relocate more than 50 miles from the then-current Company headquarters

c)	Change of Control means the occurrence of any of the following events:

i)	The closing of a sale of all or substantially all of the assets of the Company; or

ii)	The closing of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

iii)	Completion of a tender or exchange offer or other transaction or series of transactions (other than a financing transaction or financing transactions with venture capital firms primarily for the purpose of raising operating capital) resulting in less than a majority of the outstanding voting shares of the surviving corporation being held, immediately after such transaction or series of transactions, by the holders of the voting shares of the Company outstanding immediately prior to such transaction or series of transactions.

We are delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, on or before December     , 2007. The Company requests that you begin work in this new position on or before January 9, 2008. Please indicate the date (either on or before the aforementioned date) on which you expect to begin work in the space provided below (the “Start Date”). This letter, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter will be governed by the laws of California, without regard to its conflict of laws provisions. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company.

Very truly yours,

Mobile Iron, Inc.

By:	/s/ Tae Hea Nahm
For and on behalf of the Board of Directors

ACCEPTED AND AGREED:

Robert Tinker

/s/ Robert Tinker
Signature

December 20 2007
Date

            I hereby waive my right to receive any public records as described above.

Anticipated Start Date: Wed, January 9, 2008

Attachment A: Confidential Information and Invention Assignment Agreement

Attachment A

Confidential Information and Invention Assignment Agreement

MOBILE IRON, INC.

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed (or my employment being continued) by Mobile Iron, Inc., a Delaware corporation (the “Company”), and in consideration of my employment relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Employment Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon (i) any rights I may have to continue in the employ of, or (ii) the duration of my employment relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employment relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2. Duties. I will perform for the Company such duties as may be designated by the Company from time to time. During the Relationship, I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

3. At-Will Relationship. I understand and acknowledge that the Relationship is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability.

4. Confidential Information.

(a) Company Information. I agree at all times during the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the Relationship, whether or not during working hours. I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Prior Obligations. I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of the Relationship, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party.

(c) Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

5. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of the Relationship, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Relationship (collectively referred to as “Inventions”), except as provided in Section 5(e) below. I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the Relationship are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary, unless regulated otherwise by the mandatory law of the state of California.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to return all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Section 6.

(d) Patent and Copyright Rights. I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to the Company or its designee as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

(e) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

6. Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

7. Notification to Other Parties.

(a) Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b) Consultants. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

8. Solicitation of Employees, Consultants and Other Parties. I agree that during the Relationship and for a period of twenty-four (24) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, during the Relationship and at any time following termination of the Relationship for any reason, with or without cause, I shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

9. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b) Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

10. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e) Survival. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f) Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g) ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below:

COMPANY:		EMPLOYEE:

		Robert Tinker	, an Individual:
(Employee Name)

By:	/s/ Ajay Mishra

Name:	AJAY MISHRA	/s/ Robert Tinker
Signature
Title:	Co-Founder & VP Prod Mgmt

Date:	Jan 10, 2008	Date:	Jan 10 2008

Address:		Address:

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 5

Title	Date	Identifying Number or Brief Description

✓	No inventions or improvements

Additional Sheets Attached

Signature of Employee/Consultant:	RBT

Print Name of Employee/Consultant:	Robert B. Tinker

Date:	Jan 10 2008

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Mobile Iron, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twenty-four (24) months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, I shall not at any time use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)